EXHIBIT 21.1

Subsidiaries of Bad Toys Holdings

Bad Boyz Toyzz, Inc.

American Eagle Manufacturing Company

Precision Tricks Customs, Inc.

Gambler Motorcycle Company, Inc.

Southland Health Services, Inc.

Southland, LLC

Emergystat, Inc.

Emergystat of Sulligent, Inc.

Extended Emergency Medical Services, Inc.

MedExpress of Mississippi, LLC